Exhibit 99.1

Bank of Commerce Holdings™ Announces Increase in its Fourth Quarter Provision for Loan Losses; Company to Remain Profitable

REDDING, California, December 19, 2012/ PR Newswire— Patrick J. Moty, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), the holding company for Redding Bank of Commerce (“Bank”), announced today that it has identified a material impairment charge for certain loans as required pursuant to generally accepted accounting principles. As a result, the Company has reflected an approximate charge of $4.0 million for these loans in the fourth quarter. Consequently, the Company has determined it will record a fourth quarter 2012 provision for loan losses in the range of $4.6 to $5.6 million, which will result in a reduction to fourth quarter earnings of between $0.06 to $0.10 per share. At this time, the Company does not anticipate these impairment charges will result in any future material cash expenditures.

Accordingly, consensus earnings estimates for the fourth quarter 2012 and the full year 2012 of $0.14 and $0.46, respectively, will be reduced by between $0.06 to $0.10 per share. The Company’s Non Performing Assets as a percentage of total assets are estimated to increase to a range of 4.15% to 4.40%, from 3.03% as of September 30, 2012.

The impairment charges were centered in the Bank’s Commercial Real Estate Portfolio, related primarily to two large credit relationships. The impairment determination was made following management’s ongoing internal credit review processes. The Bank conducts quarterly reviews of all loans with principal balances of $250,000 or more for impairment. Additionally, third-party credit reviews are performed at least semi-annually as an additional measure to enhance credit administration practices to assure, among things, the timely identification and recognition of impairment. Recent adverse developments with these two borrowers triggered the impairment and necessitated the charges on these loans at this time.

“We think it is important to recognize that despite the fourth quarter charge and additional provisioning, the Company continues to maintain a very strong capital position and positive outlook. We remain fully committed in continuing on the path of meeting our long-term expectations of earnings growth and enhancement of shareholder value,” said Patrick Moty, President and Chief Executive Officer.

About Bank of Commerce Holdings

Bank of Commerce Holdings, with administrative offices in Redding, California is a bank holding company that owns Redding Bank of Commerce™ and Roseville Bank of Commerce™. The bank is a federally insured California banking corporation and opened on October 22, 1982. BOCH is a NASDAQ Global Market listed stock. Please contact your local investment advisor for purchases and sales.

Investment firms making a market in BOCH stock are:

Raymond James Financial

John T. Cavender

555 Market Street

San Francisco, CA

(800) 346-5544

Keefe, Bruyette & Woods, Inc.

Dave Bonaccorso

101 California Street, 37th Floor

San Francisco, CA 94105 (415) 591-5063

Sandler & O’Neil

Bryan Sullivan

919 Third Avenue, 6th Floor

New York, NY 10022

(888) 383-3112

McAdams Wright Ragen, Inc.

Joey Warmenhoven

1121 SW Fifth Avenue

Suite 1400

Portland, Oregon 97204

(866) 662-0351

Stiffel Nicolaus

Perry Wright

1255 East Street #100

Redding, CA 96001

(530) 244-7199

Contact Information:

Patrick J. Moty, President & CEO

Telephone Direct (530) 722-3953

Linda J. Miles, Executive Vice President & Chief Operating Officer

Telephone Direct (530) 722-3955

Samuel D. Jimenez, Executive Vice President & Chief Financial Officer

Telephone Direct (530) 722-3952